Exhibit (a)(1)(D)

ENPHASE ENERGY, INC.

NOTICE OF WITHDRAWAL OF ELECTION FORM

INSTRUCTIONS

If you previously elected to accept the offer by Enphase Energy, Inc. (“Enphase”) to exchange some or all of your outstanding Eligible Options for New RSUs, subject to the terms and conditions set forth in the Offer to Exchange Eligible Options for Restricted Stock Units dated April 3, 2017 (the “Offering Memorandum”) and you would like to change your election and withdraw the tender of any of your Eligible Options for exchange, you must complete and sign this Notice of Withdrawal of Election Form ( the “Notice of Withdrawal”) and return it to Enphase so that we receive it before 4:00 p.m., U.S. Pacific Time, on Monday, May 1, 2017, unless the Exchange Offer is extended. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time. Notwithstanding anything herein to the contrary, unless we have accepted the Eligible Options, you may also withdraw any such tendered securities at any time after 9:00 p.m. Pacific Time on Friday, May 26, 2017.

Once the Notice of Withdrawal is signed and complete, please return it to Enphase by one of the following means:

By Hand

To: Enphase Energy, Inc.

1420 North McDowell Boulevard

Petaluma, California 94954

Attention: HR Department

By Email (By PDF or similar imaged document file):

To: optionexchange@enphaseenergy.com

The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the department or address indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time. Your tendered Eligible Options will not be considered withdrawn until we receive your properly completed and signed Notice of Withdrawal. If you miss the deadline to submit the Notice of Withdrawal but remain an Eligible Holder, any previously tendered Eligible Options will be cancelled pursuant to the Exchange Offer in exchange for the grant of New RSUs.

You must sign the Notice of Withdrawal exactly as your name appears on the Election Form you previously submitted. If your signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity for you, the signer’s full title and proper evidence of the authority of that person to act in that capacity must be identified on this Notice of Withdrawal.

If you do not receive a confirmation of receipt of your Notice of Withdrawal from us within five business days after the date your Notice of Withdrawal should have been received by us, or if you submit your Notice of Withdrawal less than five business days before Monday, May 1, 2017, please contact Bridget Pedersen at optionexchange@enphaseenergy.com or by telephone at (707) 763-4784 ext. 7458 to confirm that we have received your Notice of Withdrawal.

YOU DO NOT NEED TO COMPLETE AND RETURN THIS NOTICE OF WITHDRAWAL UNLESS

YOU WISH TO WITHDRAW A PREVIOUS TENDER OF ELIGIBLE OPTIONS FOR EXCHANGE.

1.

NOTICE OF WITHDRAWAL

To:	Enphase Energy, Inc.
1420 North McDowell Boulevard
Petaluma, California 94954
Attention: HR Department
Email: optionexchange@enphaseenergy.com

I previously received a copy of the Offering Memorandum, dated April 3, 2017, and the Election Form. I signed and returned the Election Form, in which I elected to tender some or all of my Eligible Options for exchange. I understand that Enphase will not accept any conditional or partial returns of individual Eligible Option grants and that, if I wish to withdraw my election, for each Eligible Option grant previously tendered, I must withdraw my election as to the entire Eligible Option grant. I wish to change that election and withdraw from the Exchange Offer with respect to the Eligible Option grants listed below:

	Employee ID	Option Grant Number	Option Grant Date	Option Exercise Price	Option Shares Eligible for Exchange as of March 31, 2017

1.

2.

3.

4.

I further understand that, by signing this Notice of Withdrawal and delivering it to Enphase, I withdraw my acceptance of the Exchange Offer with respect to the Eligible Option grants listed above and reject the Exchange Offer. By rejecting the Exchange Offer with respect to the Eligible Option grants listed above, I understand that my Eligible Options will not be cancelled in exchange for the grant of New RSUs, and I will retain those option rights, with their existing exercise price, term, vesting schedule and other terms and conditions. I agree that Enphase has made no representations or warranties to me regarding my rejection of the Exchange Offer. The withdrawal of the Eligible Options listed above is at my own discretion. I agree that Enphase will not be liable for any costs, taxes, losses or damages I may incur as a result of my decision to withdraw the Eligible Options listed above.

2.

I elect to withdraw the Eligible Option grants listed above that I previously chose to exchange pursuant to the Exchange Offer and, therefore, I have completed and signed this Notice of Withdrawal exactly as my name appears on the Election Form that I previously submitted.

Eligible Holder’s Signature	Date and Time

Eligible Holder’s Name (please print or type)

3.